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                                                                   Exhibit 99.3

                             [ManorCare Letterhead]


July 10, 2000


Mr. Clyde Michael Ford
Chairman of the Board
In Home Health, Inc.
601 Carlson Parkway, Suite 500
Minnetonka, MN  55305


Dear Mr. Ford:

       As we have recently indicated to In Home Health, Inc.'s ("IHHI") management, now that ManorCare Health Services, Inc. ("MCHS") has acquired voting control of IHHI it has become interested in a strategic business combination with IHHI which we believe would promote the long-term growth and development of our companies. Based on a review of publicly available information regarding IHHI and its operations, I propose a business combination between MCHS and IHHI in which IHHI shareholders would receive $3.375 in cash for each share of IHHI common stock. Our proposal is not contingent upon financing. In our view, a combination between our two companies at this time not only makes compelling business sense, but also represents a unique opportunity for the shareholders of IHHI to realize the maximum value for their shares. In addition, we believe that a business combination between MCHS and IHHI will provide significant long-term and short-term strategic, operational, financial and other benefits to the customers, creditors and employees of IHHI as well as to the communities in which IHHI operates.

       We are confident that IHHI's shareholders will find MCHS's all-cash proposal extremely attractive. The $3.375 per share purchase price represents over a 71% premium over the closing price of the IHHI shares on May 31, 2000, the date of my letter to IHHI requesting a special meeting of the shareholders of IHHI. We reasonably believe that the $3.375 per share purchase price is fair and should be satisfactory to all remaining shareholders based on current and historical prices, as well as on the purchase price of $3.375 paid in each of the privately-negotiated share purchases that we recently concluded with Heartland Advisors, Inc. ("Heartland"), RS Investment Management Co., LLC ("RS Investment") and Eastbourne Capital Management, LLC ("Eastbourne"). Our proposal thus allows individual shareholders to liquidate their investment in IHHI at the same price as the large, institutional holders who sold MCHS a controlling position. As you are aware, Heartland, RS Investment and Eastbourne are all institutional investors possessing a great deal of financial sophistication. It is important to note that the proposed $3.375 per share price was prepared solely on the basis of MCHS's analysis of publicly-available information regarding IHHI. Any transaction would be contingent upon


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MCHS first completing a satisfactory due diligence review. We expect that, if granted the opportunity, such a due diligence review could be completed by MCHS and its advisors within a short period of time.

       Of course, any transaction would be subject to the negotiation of a definitive merger agreement on customary terms and conditions, including the receipt of all required regulatory approvals. Notwithstanding the foregoing, we do not expect that the transaction as proposed will encounter any significant regulatory delays. The transaction would also be subject to the approval of the proposed combination by the IHHI board of directors.

       We strongly prefer to work with the IHHI board of directors and is management toward the prompt consummation of a negotiated transaction that could be presented to IHHI's shareholders as a product of our joint efforts. We hope that the IHHI board of directors will seriously and carefully consider our proposal and will act in accordance with its fiduciary duties and applicable law. To that end, we are prepared to enter into immediate negotiations with the IHHI board of directors, its management and its legal and financial advisors regarding the terms of a negotiated transaction, during which time we would expect to conduct our due diligence review.

       We look forward to your prompt response to our proposal and to an opportunity to meet with you to discuss moving forward to consummate a business combination that is in the best interests of our respective companies, shareholders customers, employees and other constituencies.



                                            Very truly yours,

                                            /s/ Paul A. Ormond

                                            Paul A. Ormond
                                            President & Chief Executive Officer
                                            ManorCare Health Services, Inc.

cc:    Board of Directors of IHHI